Exhibit 10.3

MUTUAL SEPARATION AGREEMENT AND MUTUAL RELEASE

This Mutual Separation Agreement and Mutual Release (“Agreement”) is made by and between Steven S. Sandoval, Sr. (“Executive”) and Pfenex Inc. (the “Company”) (jointly referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive is currently employed as the Company’s Chief Manufacturing Officer;

WHEREAS, Executive signed an Executive Employment Agreement with the Company on September 20, 2016 (the “Employment Agreement”);

WHEREAS, Executive signed the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on September 26, 2016 (the “CIIA”);

WHEREAS, Executive signed an Indemnification Agreement with the Company, dated September 26, 2016 (the “Indemnification Agreement”);

WHEREAS, Executive previously was granted an option to purchase shares of the Company’s common stock (the “Option”) pursuant to the terms of the Company’s 2016 Inducement Equity Incentive Plan (the “2016 Plan”) and individual award agreement thereunder (the “Stock Option Agreement” and together with the 2016 Plan, the “Equity Agreements”);

WHEREAS, Executive’s employment with the Company is terminating effective September 8, 2017 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees, as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.    Consideration. In exchange for Executive’s execution and non-revocation of this Agreement and the execution of the resignation letter appended as Exhibit B prior to or contemporaneously with this Agreement:

a.    Separation Payments. The Company agrees to make continuing payments to Executive for a period of nine (9) months at a rate equal to seventy-five percent (75%) of Executive’s base salary as currently in effect, divided by nine (9), for an aggregate total of $222,207 (the “Separation Payments”). The Separation Payments will be paid to Executive, less applicable withholdings, in installments, with the first payment to commence on the first Company payroll date immediately following the thirtieth (30th) day after the Separation Date and which first payment will include the Separation Payments that otherwise would have been paid to Executive within the first thirty (30) days following the Separation Date. Additionally, the Company will not seek repayment of any of the Relocation Bonus, as set forth in your Employment Agreement, and hereby waives any right to seek any such repayment.

b.    COBRA. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to the Separation Date) until the earlier of (i) a period of nine (9) months from the date of termination or (ii) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage (the “COBRA Reimbursements”). The COBRA Reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.

c.    No Further Severance. Except as explicitly set forth in this Agreement, Executive acknowledges and agrees that he is not entitled to receive any severance compensation or post-termination benefits from the Company, including, but not limited to, the payments described in Section 6 of the Employment Agreement. Executive hereby acknowledges that without this Agreement, he is not otherwise entitled to the consideration listed in this Section 1 or any other severance or separation benefits from the Company.

2.    Termination. Effective as of the Separation Date, Executive’s employment with the Company is terminated, and Executive will no longer serve in any positions Executive occupied with the Company or any subsidiary or affiliate of the Company.

3.    Stock. For the purposes of determining the number of shares of Company common stock that Executive is entitled to purchase from the Company pursuant to the exercise of the Option, Executive will be considered to have vested only up to the Separation Date. Executive acknowledges that as of the Separation Date, Executive has not vested in any shares subject to the Option.

4.    Benefits. Executive’s health insurance benefits shall cease on the last day of the month in which Executive’s employment terminates, subject to Executive’s right to continue Executive’s health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, participation in the Company’s 2014 Employee Stock Purchase Plan, and the accrual of bonuses, vacation, and paid time off, cease as of the Separation Date.

5.    Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

6.    Executive’s Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns, (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not necessarily limited to, any Protected Activity (as defined below), nor any indemnification rights available under Executive’s Indemnification Agreement, Company Bylaws, Company insurance policy, or under applicable law. Any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 19, except as required by applicable law. This release does not extend to any right Executive may have to unemployment compensation benefits.

7.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement, (b) he has twenty-one (21) days within which to consider this Agreement, (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement, (d) this Agreement shall not be effective until after the revocation period has expired, and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the twenty-one (21)-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the twenty-one (21)-day period.

8.    Company’s Release of Claims Against Executive. Company hereby waives its right to any claims, causes of action, rights, and/or remedies it might have against Executive as of the Separation Date. Notwithstanding any release provided for herein, this Agreement shall not serve to release any claims by the Company against Executive for any claims relating to fraud, embezzlement, misappropriation of the Company’s trade secrets, or conduct that is in violation of criminal law.

9.    California Civil Code Section 1542. The Parties acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER

FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

10.    No Pending or Future Lawsuits. Each Party represents that each has no lawsuits, claims, or actions pending in each’s name, or on behalf of any other person or entity, against the other Party (including Company Releasees). Each Party also represents that each does not intend to bring any claims on each’s own behalf or on behalf of any other person or entity against the other Party or any of the other Releasees.

11.    Confidentiality. Subject to Section 14 governing Protected Activity, Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to Executive’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that Executive will not publicize, directly or indirectly, any Separation Information. Executive acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Executive breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Executive’s breach, except to the extent that such breach constitutes a legal action by Executive that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Executive from Executive’s obligations hereunder, nor permit Executive to make additional disclosures. Executive warrants that Executive has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

12.    Trade Secrets and Confidential Information/Company Property; Insider Trading Policy. Executive reaffirms and agrees to observe and abide by the terms of the restrictions set forth in the CIIA, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Notwithstanding anything in the CIIA, Executive further acknowledges that “Confidential Information” (as defined in the CIIA) does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Executive hereby grants consent to notification by the Company to any new employer about Executive’s obligations under this Section. Executive represents that Executive has not to date misused or disclosed Confidential Information to any unauthorized party. Executive acknowledges and agrees to continue to abide by the terms and conditions of the Company’s Insider Trading Policy in accordance with its terms.

13.    No Cooperation. Subject to Section 14 governing Protected Activity, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

14.    Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity, including filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Employment Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this Section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

15.    Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive shall direct any inquiries by potential future employers to the Company’s human resources department, which shall provide only the Executive’s last position and dates of employment. The Company agrees to refrain from any disparagement, defamation, libel or slander of Executive. Executive understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company. Protected Activity is expressly excluded from this paragraph.

16.    Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver under the ADEA in this Agreement, or of any provision of the CIIA, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law or as otherwise provided herein.

17.    No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

18.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

19.    ARBITRATION. EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN DIEGO, CA, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT WHERE PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE

ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

20.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

21.    Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

22.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

23.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

24.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the ADEA waiver in this Agreement, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

25.    Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and

Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

26.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the confidentiality and inventions assignment provisions incorporated by reference in the CIIA, the Indemnification Agreement, the Company’s Insider Trading Policy, and the Equity Agreements. Nothing in this Agreement shall alter Executive’s indemnification and advancement rights granted by the Indemnification Agreement, Company Bylaws, Company insurance policy, or by applicable law.

27.    No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Chief Executive Officer of the Company.

28.    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.

29.    Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

30.    Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

31.    Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)	Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains;

(d)	Executive is fully aware of the legal and binding effect of this Agreement; and

(e)	Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

STEVEN S. SANDOVAL, SR., an individual

Dated: September 7, 2017	/s/ Steven S. Sandoval, Sr.
Steven S. Sandoval, Sr.

PFENEX INC.

Dated: September 7, 2017	By	/s/ Evert B. Schimmelpennink
Evert B. Schimmelpennink
Chief Executive Officer

EXHIBIT A

PFENEX, INC. TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to Pfenex Inc. (the “Company”). Notwithstanding the foregoing, I understand that I may keep a copy of the Company’s employee handbook and personnel records relating to me.

I understand that pursuant to the protected activity exclusion described in the proposed settlement and release agreement, I am obligated to preserve, as confidential, all Company confidential information and associated third party confidential information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

After leaving the Company’s employment, I will be employed by                                          in the position of                                         .

Date: September 7, 2017	/s/ Steven S. Sandoval, Sr.
Signature

Steven S. Sandoval, Sr.
Name of Executive (typed or printed)

Address for Notifications:

EXHIBIT B

LETTER OF RESIGNATION

September 7, 2017

To the Board of Directors of Pfenex:

I hereby resign as the Chief Manufacturing Officer of Pfenex Inc. (the “Company”) and as an officer of any subsidiaries of the Company effective as of September 8, 2017 (the “Effective Date”). Following the Effective Date, I will cease to represent myself as an officer or executive of the Company, will not perform any managerial duties on behalf of the Company, and will cease to be a signatory for, and to otherwise obligate, the Company.

I also agree to execute any necessary documents or other forms necessary to effectuate or document my resignation as a matter of local, state, federal or international law.

Yours Truly,

Steven S. Sandoval, Sr.

/s/ Steven S. Sandoval, Sr.